UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2017

INTELLIGENT HIGHWAY SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-181405	30-0680119
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9516 Rossport Way

Elk Grove, CA 95624

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (720) 460-1390

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (127 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (27 CFR 240.14d-2 (b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (27 CFR 240.13e-4(c))

Item 2.0 Completion of Acquisition or Disposition of Assets

Introduction

On March 13, 2017, the Registrant, Intelligent Highway Solutions, Inc., (IHSI) confirmed the partial completion of a funding involving a certain acquisition and certain related credit facilities, such funding referenced by the parties as Intelligent Highway Solutions, Inc. - Crescent Construction Company Inc. Purchase” (the “Transaction”).

In summary, and as detailed below, a non-Registrant or unrelated company acquired ownership of the acquisition, but also provided the Registrant rights to take control of a material portion of the ownership of the acquired company, and a related company agreed to fund the acquisition and certain working capital, to allow the completion of the overall Transaction.

The Acquisition

To Finance the acquisition, IHSI, at the instruction of its Lender, TCA Global Master Credit Fund, LP. (“TCA”) created a Special Purpose Vehicle, TCA Cresent Construction, LLC to make the acquisition, with IHSI as the guarantor. TCA committed to provide to IHSI and TCA Cresent a credit line of $5.0 million dollars and funded the first $1.5 million from which the Sellers and TCA’s costs were paid ($631,855). Per the agreement the balance is to be available to IHSI for its costs and working capital but has yet to be released to or for IHSI by TCA.

About TCA Global Master Credit Fund, L.P. (TCA)

(The following description of TCA comes from TCA; IHSI makes no representation on the accuracy of the TCA self stated description.)

TCA is a predominately short-duration, absolute return fund specializing in senior secured lending and advisory services to small-caps located mainly in the US, Canada, Western Europe and Australia. The investment objective of the Fund is to seek to achieve superior risk-adjusted returns primarily by making directly negotiated debt and equity-related investments in public and, to a lesser extent, private companies.

About TCA Cresent Construction, LLC

A limited liability corporation organized and existing under the laws of the State of Florida (“TCA Cresent”), The Special Purpose Vehicle credit for this acquisition.

Also, the following is a summary of CRESENT CONSTRUCTION COMPANY, INC.:

Cresent Construction Company, Inc. is a full service general contracting firm located in Concord North Carolina. For over 32 years Cresent Construction has been instrumental in building relationships that have provided numerous construction clients exceptional service. They have been fortunate to work with numerous new construction and additions to many facilities. Cresent Construction has always maintained the philosophy to provide quality projects in a timely manner. Their principles are directed to the Owner’s concerns before and after the construction process.

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The current management team at Cresent (including the founder) will remain for 3 years insuring a smooth transition, IHSI plans to expand the services to include the core businesses of IHSI; including but not limited to electrical, HVAC management, energy efficient lighting and intelligent highway management. This acquisition builds on IHSI’s business model to expand into the southeastern sector of the country.

Cresent financial year end, October 31, 2016, Cresent Construction recorded revenues of over $7.2 million, a gross profit of over $581,000 and a net income (profit) of $387,000. Cresent is on track to complete $10,000,000 of new business in 2017. Cresent currently has 9 full time employees, working with a number of sub-contractors and has 3 projects currently under construction.

Financing Transaction

The Agreement is based on the Borrowers requesting that Lender extend a senior secured revolving credit facility to Borrowers of up to Five Million and No/100 United States Dollars (US$5,000,000.00) for working capital financing for Borrowers and for any other purposes permitted under the Agreement; and for these purposes, Lender agreed to make certain loans and extensions of credit available to Borrowers of up to such amount upon the terms and conditions in the Agreement. Copy of the Credit Agreement, Share Acquisition Agreement, LLC Operating Agreement, Call Option Agreement and Membership Interest Purchase Agreements attached.

The Revolving Loans shall be used by Borrowers for the specific business purposes.

The Borrowers may request, from time to time, that the Revolving Loan Commitment be increased to up to Five Million and No/100 United States Dollars (US$5,000,000); and Lender, in its sole and absolute discretion, may make available Revolving Loan Commitment increases to the Borrowers.

In summary, the outstanding principal balance of the Revolving Loans and all other Obligations shall be repaid on or before the Revolving Loan Maturity Date.

The principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Interest Rate.

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Other agreement and instruments regarding the operations, financial relationships, and the like were entered into and are included herein and will be supplemented or updated by amendment.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure under Item 2.0 above is incorporated herein by reference.

Item 9.0 Financial Statements and Exhibits

Exhibits Number	Description

10.1	Credit Agreement

10.2	Share Acquisition Agreement

10.3	LLC Operating Agreement

10.4	Call Option Agreement

10.5	Membership Interest Purchase Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLIGENT HIGHWAY SOLUTIONS, INC.

Date: March 24, 2017	By:	/s/ Devon Jones
Devon Jones
Chief Executive Officer

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